Exhibit 5

September 5, 2018

EnSync, Inc.

N93 W14475 Whittaker Way

Menomonee Falls, Wisconsin 53051

RE:	Registration Statement on Form S-3 Filed by EnSync, Inc.

Gentlemen:

We have acted as special counsel to EnSync, Inc., a Wisconsin corporation (the “Company”), in connection with the registration by the Company of up to 11,335,953 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) issuable pursuant to the Stock Purchase Agreement dated as of September 5, 2018 by and between the Company and each purchaser identified on the signature pages thereto (the “Stock Purchase Agreement”) and the Company’s registration statement on Form S-3 (Registration No. 333-218935) filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and declared effective by the SEC on October 12, 2017 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”) and a prospectus supplement relating to the Shares.

In our capacity as special counsel to the Company in connection with the registration of the Shares, we have examined: (i) the Registration Statement and the prospectus supplement filed with the SEC on September 5, 2018 pursuant to Rule 424 under the Securities Act in connection with the offering of the Shares; (ii) the Company’s amended articles of incorporation and by-laws; (iii) certain resolutions of the Company’s board of directors; and (iv) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

EnSync, Inc.

September 5, 2018

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized, and upon issuance pursuant to the Stock Purchase Agreement in accordance with the terms of the Stock Purchase Agreement and receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Wisconsin as in effect as of the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The foregoing opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 5, 2018 and to the reference to us under the heading “Legal Matters” in the prospectus supplement to the Base Prospectus relating to the Shares filed with the SEC on September 5, 2018 pursuant to Rule 424 under the Securities Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.